AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (“Amendment”) is entered into as of this 10th day of July 2025 (the “Effective Date”), by and between The Advisors’ Inner Circle Fund III, a Delaware statutory trust (the “Trust”), and GQG Partners LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”). Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement (as defined below).

WHEREAS, the Trust and Adviser have entered into an Investment Advisory Agreement dated June 28, 2021, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire that the Agreement be amended to reflect the addition of the GQG US Equity ETF, a new series of the Trust that will operate as an exchanged traded fund (an “ETF”), to the Agreement, and to add certain provisions to the Agreement applicable to the operation of ETFs.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	The GQG US Equity ETF shall be added to the Agreement as a new Fund (as defined in the Agreement) and hereinafter shall also be included when a reference to “Fund” is made in this Amendment or the Agreement, as applicable. Amended and Restated Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Amended and Restated Schedule A attached as Exhibit I hereto.

2.	The following is hereby added as a new Section 24 of the Agreement:

Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for the GQG US Equity ETF. The PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the GQG US Equity ETF, and the securities that will be applicable that day to redemption requests received for the GQG US Equity ETF (and may give directions to the Trust’s custodian with respect to said designations).

3.	Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

THE ADVISORS’ INNER CIRCLE FUND III		GQG PARTNERS LLC

By:	/s/ Michael Beattie	By:	/s/ Todd LaFountaine
Name:	Michael Beattie	Name:	Todd LaFountaine
Title:	President	Title:	Chief Operating Officer

– Signature Page –

Amendment to Investment Advisory Agreement

EXHIBIT I

AMENDED AND RESTATED SCHEDULE A TO

GQG PARTNERS LLC

INVESTMENT ADVISORY AGREEMENT

Exhibit I

AMENDED AND RESTATED SCHEDULE A

Dated July 10, 2025

to the

INVESTMENT ADVISORY AGREEMENT

dated June 28, 2021, between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance with the following fee schedule:

Fund	Fee Rate
GQG Partners International Quality Value Fund	0.55%
GQG Partners US Quality Value Fund	0.45%
GQG Partners Global Quality Value Fund	0.55%
GQG US Equity ETF	0.45%

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